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EXHIBIT 3.3

               CERTIFICATE OF DESIGNATION, NUMBER, VOTING POWERS,
                 PREFERENCES AND RIGHTS OF SERIES A CONVERTIBLE
                                 PREFERRED STOCK
                                       OF
                          TRANSKARYOTIC THERAPIES, INC.

                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware

                  The undersigned DOES HEREBY CERTIFY that the following resolution was duly adopted by the Board of Directors of Transkaryotic Therapies, Inc., a Delaware corporation (hereinafter called the "Corporation"), with the preferences and rights set forth therein relating to dividends, conversion, redemption, dissolution and distribution of assets of the Corporation having been fixed by the Board of Directors pursuant to authority granted to it under Article IV of the Corporation's Certificate of Incorporation and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware:

                  RESOLVED: That, pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation, the Board of Directors hereby authorizes the issuance of 10,000 shares of Series A Convertible Preferred Stock of the Corporation, and hereby fixes the designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of such shares, in addition to those set forth in the Certificate of Incorporation of the Corporation, as follows:

                  1. DESIGNATION AND AMOUNT. The shares of such series shall be designated "Series A Convertible Preferred Stock" (the "Series A Preferred Stock"), par value $0.01 per share, and the number of shares constituting such series shall be 10,000.

                  2. DIVIDENDS. The holders of Series A Preferred Stock shall be entitled to receive, when, as and if dividends are declared on shares of Common Stock by the Board of Directors of the Corporation (the "Board of Directors"), dividends per share of Series A Preferred Stock in such an amount as the holders of the Series A Preferred Stock would have received had such holders converted Series A Preferred Stock into Common Stock immediately prior to the record date for such distribution. All dividends declared upon Series A Preferred Stock shall be declared pro rata per share.

                  3. LIQUIDATION, DISSOLUTION OR WINDING UP.

                  (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, after and subject to the payment in full of all amounts required to be distributed to the holders of any other Preferred Stock of the Corporation ranking on liquidation prior and in preference to the Series A Preferred Stock (such Preferred Stock being referred to hereinafter as "Senior Preferred Stock") upon such liquidation, dissolution or winding up, but before any payment shall be made to the holders of Common Stock, an amount in cash equal to Ten Thousand Dollars ($10,000) per share, subject to appropriate adjustment in the event of any stock dividend, stock split, stock distribution or combination with respect to the Series A Preferred Stock (the "Stated Value") plus any dividends thereon declared but unpaid (such amount being referred to hereinafter as the "Series A Liquidation Value"). If upon any such liquidation, dissolution or winding up of the Corporation the remaining assets of the Corporation available for the distribution to its stockholders after payment in full of amounts required to be paid or distributed to holders of Senior Preferred Stock shall be insufficient to pay the holders of shares of Series A Preferred Stock the full amount to which they shall be entitled, the holders of shares of Series A Preferred Stock, and any class of stock ranking on liquidation on a parity with the Series A Preferred Stock, shall share ratably in any distribution of the remaining assets and funds of the

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Corporation in proportion to the respective amounts which would otherwise be payable in respect to the shares held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full.

                  (b) After the payment of all preferential amounts required to be paid to the holders of Senior Preferred Stock and Series A Preferred Stock and any other series of Preferred Stock upon the dissolution, liquidation or winding up of the Corporation, the holders of shares of Common Stock then outstanding shall be entitled to receive the remaining assets and funds of the Corporation available for distribution to its stockholders.

                  (c) The merger or consolidation of the Corporation into or with another corporation, the merger or consolidation of any other corporation into or with the Corporation, or the sale, conveyance, mortgage, pledge or lease of all or substantially all the assets of the Corporation to a person shall not be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Section 3.

                  4. VOTING.

                  (a) Each issued and outstanding share of Series A Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which each such share of Series A Preferred Stock is convertible (as adjusted from time to time pursuant to Section 6 hereof), at each meeting of stockholders of the Corporation (or pursuant to any action by written consent) with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration. Except as provided by law, by the provisions of Sections 4(b) and 4(c) below or by the provisions establishing any other series of Preferred Stock, holders of Series A Preferred Stock shall vote together with the holders of Common Stock as a single class.

                  (b) For so long as at least 9,000 shares of the Series A Preferred Stock remain outstanding, the holders of Series A Preferred Stock shall have the exclusive right, voting separately as a class, to elect one director (herein referred to as the "Series A Director"). A Series A Director shall be elected by the affirmative vote of the holders of record of a majority of the outstanding shares of Series A Preferred Stock either at meetings of stockholders at which directors are elected or a special meeting of holders of Series A Preferred Stock. A Series A Director so elected shall serve for a term of one year and until his successor is elected and qualified. Any vacancy in the position of a Series A Director may be filled only by the holders of the Series A Preferred Stock. A Series A Director may, during his or her term of office, be removed at any time, with or without cause, by and only by the affirmative vote, at a special meeting of holders of Series A Preferred Stock called for such purpose, or the written consent, of the holders of record of a majority of the outstanding shares of Series A Preferred Stock. Any vacancy created by such removal may also be filled at such meeting or by such consent.

                  (c) In addition to any other rights provided by law, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of a majority of the outstanding shares of Series A Preferred Stock, authorize any additional shares of Series A Preferred Stock or amend, alter or repeal the preferences, special rights or other powers of the Series A Preferred Stock so as to affect adversely the Series A Preferred Stock. For purposes of this Section 4(c), the authorization or issuance of any series of Senior Preferred Stock shall be deemed to affect materially and adversely the Series A Preferred Stock.

                  5. OPTIONAL CONVERSION. Each share of Series A Preferred Stock may be converted at any time, at the option of the holder thereof, into the number of fully-paid and nonassessable shares of Common Stock obtained by dividing the Stated Value by the Conversion Price then in effect (the "Conversion Rate"), PROVIDED, HOWEVER, that on any redemption of any Series A Preferred Stock or any liquidation of the Corporation, the right of conversion shall terminate at the close of business on the full business day next preceding the date fixed for such redemption or for the payment of any amounts distributable on liquidation to the holders of Series A Preferred Stock.

                  (a) The initial conversion price, subject to adjustment as provided herein, is equal to $28.00 (the "Conversion Price"). The initial Conversion Rate for the Series A Preferred Stock shall be 357.142857 shares of Common Stock for each one share of Series A Preferred Stock surrendered for conversion. The applicable Conversion Rate and Conversion Price from time to time in effect is subject to adjustment as hereinafter provided.

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                  (b) The Corporation shall not issue fractions of shares of
Common Stock upon conversion of Series A Preferred Stock or scrip in lieu thereof. If any fraction of a share of Common Stock would, except for the provisions of this Section 5(b), be issuable upon conversion of any Series A Preferred Stock, the Corporation shall in lieu thereof pay to the person entitled thereto an amount in cash equal to the current value of such fraction, calculated to the nearest one-hundredth (1/100) of a share, to be computed (i) if the Common Stock is listed on any national securities exchange, on the basis of the last sales price of the Common Stock on such exchange (or the quoted closing bid price if there shall have been no sales) on the date of conversion, or (ii) if the Common Stock shall not be listed, on the basis of the mean between the closing bid and asked prices for the Common Stock on the date of conversion as reported by NASDAQ, or its successor, and if there are not such closing bid and asked prices, on the basis of the fair market value per share as determined by the Board of Directors.

                  (c) Whenever the Conversion Rate and Conversion Price shall be adjusted as provided in Section 6 hereof, the Corporation shall forthwith file at each office designated for the conversion of Series A Preferred Stock, a statement, signed by the Chairman of the Board, the President, any Vice President or Treasurer of the Corporation, showing in reasonable detail the facts requiring such adjustment and the Conversion Rate that will be effective after such adjustment. The Corporation shall also cause a notice setting forth any such adjustments to be sent by mail, first class, postage prepaid, to each record holder of Series A Preferred Stock at his or its address appearing on the stock register. If such notice relates to an adjustment resulting from an event referred to in Section 6(d) hereof, such notice shall be included as part of the notice required to be mailed and published under the provisions of Section 6(d) hereof.

                  (d) In order to exercise the conversion privilege, the holder of any Series A Preferred Stock to be converted shall surrender his or its certificate or certificates therefore to the principal office of the transfer agent for the Series A Preferred Stock (or if no transfer agent be at the time appointed, then the Corporation at its principal office), and shall give written notice to the Corporation at such office that the holder elects to convert the Series A Preferred Stock represented by such certificates, or any number thereof. Such notice shall also state the name or names (with address) in which the certificate or certificates for shares of Common Stock which shall be issuable on such conversion shall be issued, subject to any restrictions on transfer relating to shares of the Series A Preferred Stock or shares of Common Stock upon conversion thereof. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly authorized in writing. The date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of the certificates and notice shall be the conversion date. As soon as practicable after receipt of such notice and the surrender of the certificate or certificates for Series A Preferred Stock as aforesaid, the Corporation shall cause to be issued and delivered at such office to such holder, or on his or its written order, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof, cash as provided in Section 5(b) hereof in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion and, if less than all shares of Series A Preferred Stock represented by the certificate or certificates so surrendered are being converted, a residual certificate or certificates representing the shares of Series A Preferred Stock not converted.

                  (e) The Corporation shall at all times when the Series A Preferred Stock shall be outstanding reserve and keep available out of its authorized but unissued stock, for the purposes of effecting the conversion of the Series A Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series A Preferred Stock. Before taking any action that would cause an adjustment reducing the Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock, the Corporation will take any corporate action that may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully-paid and nonassessable shares of such Common Stock at such adjusted conversion price.

                  (f) All shares of Series A Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall forthwith cease and terminate except only the right of the holder thereof to receive shares of Common Stock in exchange therefor and payment of any declared and unpaid dividends thereon. Any shares of Series A Preferred Stock so converted shall be retired and canceled and shall not be reissued, and the Corporation may from time to time take such appropriate action as may be necessary to reduce the authorized Series A Preferred Stock accordingly.


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                  6. CONVERSION PRICE ADJUSTMENTS.

                  (a) In case the Corporation shall at any time (i) subdivide the outstanding Common Stock or (ii) issue a dividend on its outstanding Common Stock payable in shares of Common Stock, the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock shall be proportionately increased by the same ratio as the subdivision or dividend (with appropriate adjustments to the Conversion Price in effect immediately prior to such subdivision or dividend). In case the Corporation shall at any time combine its outstanding Common Stock, the number of shares issuable upon conversion of the Series A Preferred Stock immediately prior to such combination shall be proportionately decreased by the same ratio as the combination (with appropriate adjustments to the Conversion Price in effect immediately prior to such combination).

                  (b) In the event the Corporation shall declare a dividend upon the Common Stock (other than a dividend payable in Common Stock) payable otherwise than out of earnings or earned surplus, determined in accordance with generally accepted accounting principles, including the making of appropriate deductions for minority interests, if any, in subsidiaries (herein referred to as "Liquidating Dividends"), then, as soon as possible after the conversion of any shares of Series A Preferred Stock, the Corporation shall pay to the person converting such shares of Series A Preferred Stock an amount equal to the aggregate value of all Liquidating Dividends that such person would have received had the person converted such shares of Series A Preferred Stock immediately prior to the record date for such Liquidating Dividend. For the purposes of this Section 6(b), a dividend other than in cash shall be considered payable out of earnings or earned surplus only to the extent that such earnings or earned surplus are charged an amount equal to the fair value of such dividend as determined in good faith by the Board of Directors.

                  (c) If any capital reorganization or reclassification of the capital stock of the Corporation, or consolidation or merger of the Corporation with another corporation in which the holders of Common Stock and Series A Preferred Stock prior to such consolidation or merger hold at least 51% of the combined voting power of the surviving person in such merger or consolidation immediately following its effective date, shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities, cash or other property with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, consolidation or merger, lawful and adequate provision shall be made whereby the holders of the Series A Preferred Stock shall have the right to acquire and receive upon conversion of the Series A Preferred Stock such shares of stock, securities, cash or other property issuable or payable (as part of such reorganization, reclassification, consolidation or merger) with respect to or in exchange for such number of outstanding shares of Common Stock as would have been received upon conversion of the Series A Preferred Stock at the Conversion Price then in effect. Any other consolidation or merger of the Corporation with another corporation or the sale of all or substantially all of its assets to another corporation shall be effected in such a way that the holders of the Series A Preferred Stock shall be entitled to receive, in exchange for their shares of Series A Preferred Stock, the stock, securities, cash or other property payable to holders of Common Stock as if the holders of Series A Preferred Stock had converted the Series A Preferred Stock in to Common Stock immediately prior to the effective date of such consolidation, merger or sale. The Corporation will not effect any such consolidation, merger or sale, unless prior to the consummation thereof the successor corporation (if other than the Corporation) resulting from such consolidation or merger or the corporation purchasing such assets shall assume by written instrument mailed or delivered to the holders of the Series A Preferred Stock at the last address of each such holder appearing on the books of the Corporation, the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to receive.

                  (d) In the event that:

                  (1) the Corporation shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights, or

                  (2) there shall be any capital reorganization or reclassification of the capital stock of the Corporation, including any subdivision or combination of its outstanding shares of Common Stock, or consolidation or merger of the Corporation with, or sale of all or substantially all of its assets to, another corporation, or

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                  (3) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then, in connection with such event, the Corporation shall give to the holders of the Series A Preferred Stock:

                  (i) at least twenty (20) days prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up; and

                  (ii) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, at least twenty (20) days prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (i) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto, and such notice in accordance with the foregoing clause (ii) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be. Each such written notice shall be given by first class mail, postage prepaid, addressed to the holders of the Series A Preferred Stock at the address of each such holder as shown on the books of the Corporation.

                  (e) If at any time or from time to time on or after the date on which shares of Series A Preferred Stock are initially issued, the Corporation shall grant, issue or sell any options, convertible securities or rights to purchase property (the "Purchase Rights") pro rata to the record holders of any class of Common Stock and such Purchase Rights are not issued to the holders of Series A Preferred Stock and such grants, issuances or sales do not result in an adjustment of the Conversion Price under this Section 6, then each holder of Series A Preferred Stock shall be entitled to acquire (within thirty (30) days after the later to occur of the initial exercise date of such Purchase Rights or receipt by such holder of the notice concerning Purchase Rights to which such holder shall be entitled under Section 6(d)) and upon the terms applicable to such Purchase Rights either:

                  (i) the aggregate Purchase Rights which such holder could have acquired if it had held the number of shares of Common Stock acquirable upon conversion of the Series A Preferred Stock immediately before the grant, issuance or sale of such Purchase Rights; provided that if any Purchase Rights were distributed to holders of Common Stock without the payment of additional consideration by such holders, corresponding Purchase Rights shall be distributed to the holders of the Series A Preferred Stock as soon as possible and it shall not be necessary for the holder of the Series A Preferred Stock specifically to request delivery of such rights; or

                  (ii) in the event that any such Purchase Rights shall have expired or shall expire prior to the end of said thirty (30) day period, the right to acquire the number of shares of Common Stock or the amount of property which such holder could have acquired upon such exercise at the time or times at which the Corporation granted, issued or sold such expired Purchase Rights on the terms of the Purchase Rights so granted.

                  7. REDEMPTION.

                  (a) The Corporation, at its option, may redeem (to the extent that such redemption shall not violate any applicable provisions of the General Corporation Law of the State of Delaware) all, but not less than all, of the shares of Series A Preferred Stock at a price equal to the then Series A Liquidation Value (subject to adjustment in the event of any stock dividend, stock split, stock distribution or combination with respect to such shares) (such price is hereinafter referred to as the "Redemption Price"), at any time after December 15, 2000 (any such date of redemption is hereafter referred to as an "Redemption Date"), PROVIDED that no shares of Series A


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Preferred Stock may be so called for redemption unless the average of the closing prices per share of Common Stock for any twenty (20) consecutive trading days ending within twenty (20) business days of the date on which notice of such redemption is given to the holders of the Series A Preferred Stock, shall have been at least $35.00 (subject to appropriate adjustment in the event of any stock dividend, stock split, stock distribution or combination). For purposes of the foregoing calculation, "closing price" shall mean for any given date: (i) if the Common Stock is listed on any national securities exchange or quoted on Nasdaq, on the basis of the last sales price of the Common Stock on such exchange or Nasdaq (or the quoted closing bid price if there shall have been no sales) on such date, or (ii) if no last sales prices are then being quoted for the Common Stock, on the basis of the mean between the closing bid and asked prices for the Common Stock on such date as reported by Nasdaq, or its successor, or (iii) if there are no such closing bid and asked prices, on the basis of the fair market value per share as determined by the Board of Directors of the Corporation.

                  (b) At least thirty (30) days prior to each Redemption Date, written notice shall be mailed, postage prepaid, to each holder of record of Series A Preferred Stock to be redeemed, at his or its post office address last shown on the records of the Corporation, notifying such holder of the number of shares so to be redeemed, specifying the Redemption Date and the date on which such holder's conversion rights (pursuant to Section 5 hereof) as to such shares terminate and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, his or its certificate or certificates representing the shares to be redeemed (such notice is hereinafter referred to as the "Redemption Notice"). On or prior to the Redemption Date, each holder of Series A Preferred Stock to be redeemed shall surrender his or its certificate or certificates representing such shares to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of the Series A Preferred Stock designated for redemption in the Redemption Notice as holders of Series A Preferred Stock of the Corporation (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever.

                  (c) Except as provided in paragraph (a) above, the Corporation shall have no right to redeem the shares of Series A Preferred Stock other than with the consent of the holders of 66 2/3% of the then outstanding shares of Series A Preferred Stock. Any shares of Series A Preferred Stock so redeemed shall be permanently retired, shall no longer be deemed outstanding and shall not under any circumstances be reissued, and the Corporation may from time to time take such appropriate corporate action as may be necessary to reduce the authorized Series A Preferred Stock accordingly. Nothing herein contained shall prevent or restrict the purchase by the Corporation, from time to time either at public or private sale, of the whole or any part of the Series A Preferred Stock at such price or prices as the Corporation may determine, subject to the provisions of applicable law.

                  IN WITNESS WHEREOF, Transkaryotic Therapies, Inc. has caused this Certificate of Designation, Number, Voting Powers, Preferences and Rights of Series A Convertible Preferred Stock to be duly executed by its VP of Finance and CFO this 9th day of June, 2000.

                                                  TRANSKARYOTIC THERAPIES, INC.



                                                  By /s/ DANIEL E. GEFFKEN
                                                    ---------------------------
                                                  [Name:] Daniel E. Geffken
                                                  [Title:] VP of Finance and CFO

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